UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2015

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Michael Reger

On October 7, 2015, Northern Oil and Gas, Inc. (the “Company”) entered into an amended and restated employment agreement with its Chairman and Chief Executive Officer, Michael Reger (the “New Agreement”), to replace Mr. Reger’s prior employment agreement with the Company.

Under the New Agreement, Mr. Reger is accepting a reduction in his annual base salary from $892,320 to $750,000.  The New Agreement provides for an initial term that commences on October 7, 2015 and ends on October 7, 2019, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms.  The New Agreement will subject Mr. Reger to any “clawback” or similar policy hereafter adopted by the Company’s Board of Directors to comply with applicable law.

Under the New Agreement, Mr. Reger will continue to be eligible under annual cash and equity incentive programs administered by the Compensation Committee, generally consistent with the Company’s current practices.  In addition, under the New Agreement, on October 7, 2015, Mr. Reger received (i) an award of 683,060 shares of restricted stock, which are subject to time-based vesting in four equal annual installments from 2016 through 2019, and (ii) an additional award of 683,060 shares of restricted stock, which are subject to performance-based vesting in four equal annual installments from 2016 through 2019.  The number of shares that vest each year under the performance-based award will be dependent upon the Company’s relative total shareholder return (“TSR”) compared to a group of peers selected annually by the Compensation Committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile.

Under the New Agreement, upon any change in control of the Company that occurs during the term, Mr. Reger’s employment under the New Agreement will automatically terminate, all outstanding unvested equity awards held by Mr. Reger will automatically vest, and Mr. Reger will be entitled to receive (i) a cash payment equal to two times his base salary, (ii) a pro rata portion of any performance-based bonuses to which he would have been entitled but for his termination of employment, (iii) all or any portion of discretionary-based bonuses, as determined in the sole discretion of the Compensation Committee, to which he would have been entitled but for his termination of employment, and (iv) pre-payment by the Company of the remaining lease term of his Company vehicle and use of such vehicle through the remaining lease term, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term.  Mr. Reger will be entitled to the same benefits described in the preceding sentence if his employment is terminated by the Company without “cause” or by him for “good reason” (in each case, as defined in the New Agreement).

A copy of the New Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.  The description of the New Agreement contained herein is qualified in its entirety by reference to the full text of the New Agreement.

Item 9.01.                      Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated October 7, 2015, between Northern Oil and Gas, Inc. and Michael Reger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2015	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated October 7, 2015, between Northern Oil and Gas, Inc. and Michael Reger.